As filed with the Securities and Exchange Commission on November 3, 2017.

Registration No. 333-220623

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MERCHANTS BANCORP

(Exact name of registrant as specified in its charter)

Indiana	6022	20-5747400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11555 North Meridian Street, Suite 400

Carmel, Indiana 46032

(317) 569-7420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Macke

Principal Financial Officer

Merchants Bancorp

11555 North Meridian Street, Suite 400

Carmel, Indiana 46032

(317) 569-7420

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael J. Messaglia	Frank M. Conner III
Robert J. Wild	Michael P. Reed
Krieg DeVault LLP	Covington & Burling LLP
One Indiana Square, Suite 2800	One CityCenter
Indianapolis, Indiana 46204	850 Tenth Street, NW
(317) 636-4341	Washington, D.C. 20001
(202) 662-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-220623

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-220623), as amended, declared effective on October 26, 2017 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.  The Exhibit Index at the end of this Registration Statement is incorporated herein by reference.

(b)           Financial Statement Schedules.  All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

2.1*†	Stock Purchase Agreement by and among Michael F. Petrie, Randall D. Rogers, and Merchants Bancorp dated as of May 8, 2017 (previously filed as Exhibit 10.9).

2.2*†	Agreement and Plan of Merger dated as of October 31, 2016 by and among Merchants Bancorp, MB Acquisition Corp., and Bluestem Development Corporation.

2.3*

First Amendment to Agreement and Plan of Merger dated as of December 22, 2016 by and among Merchants Bancorp, MB Acquisition Corp., Bluestem Development Corporation, Michael F. Petrie, and Randall D. Rogers (previously filed as Exhibit 10.11).

3.1*	First Amended and Restated Articles of Incorporation of Merchants Bancorp.

3.2*	First Amended and Restated By-laws of Merchants Bancorp.

5.1	Opinion of Krieg DeVault LLP.

10.1*	Loan Agreement between Merchants Bancorp and The Huntington National Bank effective September 24, 2012.

10.2*	First Loan Modification and Reaffirmation Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank effective as of August 1, 2013.

10.3*	Second Loan Modification Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank effective as of September 23, 2013.

10.4*	Third Loan Modification Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank effective as of September 22, 2014.

10.5*	Fourth Loan Modification Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank dated June 5, 2015.

10.6*	Fifth Loan Modification Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank effective as of June 3, 2016.

10.7*	Sixth Loan Modification Agreement by and among The Huntington National Bank, Merchants Bancorp, and Providence Bank effective as of June 2, 2017.

10.8*	Revolving Subordinated Loan Agreement and Subordinated Promissory Note between Merchants Bancorp and Home Point Financial Corporation effective May 31, 2017.

10.9*	Description of Incentive Plan for Michael J. Dunlap, Director, President and Co-Chief Operating Officer (previously filed as Exhibit 10.12).

10.10*	Description of Incentive Plan for Scott A. Evans, Director, President and Co-Chief Operating Officer (previously filed as Exhibit 10.13).

10.11*	Employment Agreement by and between P/R Mortgage & Investment Corp. and Michael R. Dury dated December 29, 2010 (previously filed as Exhibit 10.14).

10.12*	Amendment to Employment Agreement by and between P/R Mortgage & Investment Corp. and Michael R. Dury effective as of January 1, 2017 (previously filed as Exhibit 10.15).

10.13*	Merchants Bancorp 2017 Equity Incentive Plan (previously filed as Exhibit 10.16).

21.1*	Subsidiaries of Merchants Bancorp.

Exhibit Number	Description
23.1*	Consent of BKD, LLP.

23.2	Consent of Krieg DeVault LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the Registration Statement).

*                                         Previously filed.

†                                         Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Merchants hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that Merchants may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, State of Indiana, on November 3, 2017.

MERCHANTS BANCORP

By:	/s/ MICHAEL F. PETRIE
Michael F. Petrie
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL F. PETRIE	Director (Chairman); Chief	November 3, 2017
Michael F. Petrie	Executive Officer (Principal
Executive Officer)

/s/ JOHN F. MACKE	Chief Financial Officer (Principal	November 3, 2017
John F. Macke	Financial Officer)

/s/ BILL D. BUCHANAN	Senior Vice President and Chief	November 3, 2017
Bill D. Buchanan	Accounting Officer (Principal
Accounting Officer)

*	Director	November 3, 2017
Randall D. Rogers

*	Director	November 3, 2017
Michael J. Dunlap

*	Director	November 3, 2017
Scott A. Evans

*	Director	November 3, 2017
Sue Anne Gilroy

*	Director	November 3, 2017
Patrick D. O’Brien

*	Director	November 3, 2017
John W. Perry

*	Director	November 3, 2017
Anne E. Sellers

Signature		Title	Date

*		Director	November 3, 2017
David N. Shane

*By:	/s/ MICHAEL F. PETRIE		November 3, 2017
Michael F. Petrie
Attorney-in-fact